EXHIBIT 11.1
SYQUEST TECHNOLOGY, INC.
COMPUTATION OF EARNINGS PER SHARE
(In thousands, except per share data)

                                                                Three months ended      Six months ended
                                                                March 31,               March 31,
                                                                ---------------------   ---------------------
                                                                    1997      1996          1997      1996
                                                                ---------   ---------   ---------   ---------
(Loss) before cumulative effect of cumulative preferred
   stock dividends and extraordinary credit                     ($33,719)   ($51,105)   ($40,533)   ($84,906)

Cumulative preferred stock dividends                                (691)         -       (1,264)         -

Effect of incremental yield embedded in conversions
   terms                                                              -           -       (5,300)         -
                                                                ---------   ---------   ---------   ---------
Net (loss)                                                      ($34,410)   ($51,105)   ($47,097)   ($84,906)
                                                                =========   =========   =========   =========

Common and common equivalent shares
  outstanding:                                                    26,206      11,371      20,466      11,351


Net (loss) per share                                              ($1.31)     ($4.49)     ($2.30)     ($7.48)
                                                                =========   =========   =========   =========
